Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2010 2nd Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
August 5, 2010; 11:00 a.m. CT

Participant 1:	Hi, good morning. I wonder if you could give us a little more color on — you did 195 basis points of hotel EBITDA margin increase on basically 4% RevPAR growth, which on the surface sounds impressive. Did you — how was that accomplished? Was there any sort of comparable issues that made that number, that 195 basis points look inflated at all?

Monty Bennett:	Sure, this is Monty. If you look at our earnings release, the second to last page details, there is exactly what part of the P&L those benefits came from and there was I’d say some of these — some savings that are kind of consistent over time and some pops if you will. For example, in the leases and other section which is a 56 bps of the 195, we had a couple of items in there. On the leases side, we had equipment leases at one property that stopped and were fully paid off, and so that was favorable year-over-year. We also had two ground leases that last year at this point were over-accrued and so the comparison this year is favorable. And we also had some expenses in the first quarter that were run through the financial statements and that should have been capitalized, and so those were reversed. So those were kind of, I don’t know, one-time pops.

If you look at the property taxes, there’s a good benefit there. How we generally book our property tax expense is we put in an amount that’s consistent with, say, the prior year or with what we’re assessed and only upon the actual return of cash dollars after our appeals do we adjust the numbers. And so we’ve got some positive impacts here in this quarter, because we received some refunds for 2009 taxes. Now, while that’s in some sense kind of a one-time pop, we do hope that over the next several quarters, as we continue to get the results back from 2009 appeals and 2010 appeals that we’ll have those sprinkle into our results for a number of quarters, but you just don’t know until it happens. So I’d say that those are kind of some of the one-timers.

Participant 1:	Okay, great. I appreciate the color. Thank you.

Monty Bennett:	You bet.

Participant 2:	Good morning, guys. I guess Doug or Monty; I just had a couple questions on the mezz loan here on Highland. I guess kind of starting out with some of the economics and then maybe moving into some strategy questions on that. Can you just talk us through on the economics with what the coupon is that you’re currently incurring, maybe define it as on the face value and then I assume you bought this at a substantial discount to par, kind of what that means on income today?

Monty Bennett:	Sure. This is Monty. We did buy it at a discount to par and as you can imagine with the season in which this loan was originally made, the current pay on it is quite thin. We are in a joint venture there with Prudential, and out of respect to the joint venture, I’m just not going to get into too much specifics on that part of the note. But it is a position senior to our existing position, and we bought that note as kind of a defensive and offensive play. We had been in some mezz positions, where we were wiped out and that’s not going to happen on this situation. When I say that, I mean that we’re going to fight and do everything we can to make sure it doesn’t happen, because it was a good size investment for us the first time around when we invested $17, $18 million in mezz 6. And I think we said we put in another $15 million. So it’s a nice portfolio and we want to make sure that we get all of our money back.

Participant 2:	Okay. I think you mentioned in the prepared comments that you had a partial interest. Is that partial interest describing the venture, that your partial interest in the venture or is there other people besides the venture that are in your mezz 4 position along with you?

Monty Bennett:	Both.

Participant 2:	Okay. So there’s other partners. So out of the mezz 4 position, how much does your venture own? Are you a majority owner as the venture in mezz 4?

Monty Bennett:	We are a majority owner. Our venture is a majority owner.

Participant 2:	Okay. Okay, that makes sense. Can you give us a sense about just on the LBO, I guess in 2007, kind of where your last dollar was in the capital stack at that point in time or maybe kind of where your last dollar would put you on a per key basis?

Monty Bennett:	I don’t have that information right here in front of me. Why don’t you just call back David Kimichik and he will dig up that information for you.

Participant 2:	All right. And I want to do one more I guess on this one. And just understanding how and this is just trying to understand how these things work as this — because this is mezz and there’s secured debt in front of you, if this is an offensive move you kind of alluded to this being an offensive move, how does that work when there’s — when the secured debt and presumably some of those loans go bad? How does the mezz holder fall in when you’re — when you’ve got a position on a portfolio of assets? How does one bad secured loan allow you to get access as an unsecured claim on a portfolio?

Monty Bennett:	Well, I know you that you probably don’t like this answer, but it depends on almost every financing. Typically, there’s a first mortgage lender and then there’s several — there’s several tranches of mezz lenders. Excuse me guys, there’s several tranches of mezz lenders, and in this case, there are eight tranches. So it has a lot to do with what the value of the portfolio is. We feel very, very strongly that the value of this portfolio is at or above the mezz 4 tranche. And the questions that you ask depend a lot upon a lot on what’s written in the intercreditor agreements among the mezz players, between the mezz players on the first. So it can get pretty technical and complicated, but everyone generally is different. So we feel very positive about our position, and I think that we’re going to come out very well.

Participant 2:	Okay. And one final question on Auburn Hills, are you expecting any net cash proceeds on that sale?

Monty Bennett:	We are. The property is currently unencumbered. So what we sell it for is what we’ll put in our pocket.

Participant 2:	Great. Thanks. That’s it for me. Thanks.

Participant 3:	Hi. Is this $5.1 million of assets held for sale on the balance sheet, is that the Auburn property or is that related to something else?

Monty Bennett:	No, that’s it.

Participant 3:	Okay. And then I guess you mentioned in your remarks, Monty, that you have some overexposure to underperforming markets. And I’m just wondering now that the transaction market seems to be picking up a little bit or firming up. I mean is there any interest for Ashford over some period of time to try to shift this portfolio out of some of those markets? It seems like you have a lot of Southeast exposure and maybe into kind of the unfortunately the markets that everyone else seems to want to be in or are you happy with your portfolio right now?

Monty Bennett:	Yeah, that’s a good question, and that’s one that we’ve been kicking around here. In the past, we found that our portfolio has very closely mirrored the national stats.

One month will be above; the other month will be below, but over time just right on. This is the first time that I can recall that we’ve had several months where it’s been below. And so that’s been troubling for us, because we by design wanted our portfolio to attract some of the national stats.

So now we’re sitting here and thinking, well, if we’re going to adjust our portfolio, we don’t want to adjust our portfolio and in the minute that we do adjust it, then it starts to revert back to the mean and the markets that we’re over-concentrated in outperform. And so then we’re shooting ourselves in the foot. So really what we’ve got to try to understand is how much do we think those markets that we’re underrepresented in are going to outperform going forward if at all. And again, our experience is that it’s a mixed bag. So it’s kind of a complicated question for us. And then as you can imagine, there’s a — getting rid of existing properties in this market is not so attractive. And then generally on the buy side, when we buy, you have to raise equity to buy and our stock price is not as attractive as we want it to be in order to raise equity to go buy, and then we also don’t want to overpay when we jump in these new markets. So it’s an excellent question. It’s — and the answer kind of confounds us, because we don’t want to jump out there and do something and be worse off. So I’d say that we’ll probably just wait a few quarters and see if this is something that we think is longer-term. And if it is, then we’ll devise a strategy to go rebalance our portfolio, and in the meantime, we’ll hope that it’s just a short-term blip.

Participant 3:	Okay. And then could you just also comment, I guess, on your interest in continuing to repurchase stock and also maybe some color on the dividend or potential dividend?

Monty Bennett:	Sure. Regarding repurchasing stock, well, you never say never. We don’t think that we’re inclined to be out there buying stock. The price has run up to a level that, at least the way we look at it, we don’t see it as accretive. So at these levels, I’d say that it is very unlikely that we’ll be buying back any stock. Regarding dividends, we’re just going to stick to our pattern. In December of each year, we outline our dividend policy for the coming year. This past December, we said that we would most likely not be paying any dividends this year, and in December this coming year, we’ll talk about 2011.

Participant 3:	Okay. Thank you.

Participant 4:	Thank you. Hello, everyone. And as a follow-up to I think the first question that was asked, on the roughly 4% RevPAR turning into really good margin expansion of 200 basis points almost, how should we —

you gave some indication of some one-time issues, and then I can see it in the press release. But how should we look at that for the second half? Do you think you can achieve a 200 basis point margin improvement in the second half?

Monty Bennett:	I’d just probably repeat my first answer and that’s some of those are one-time-ish, especially the ones in the leases and other category. On the other section, the property taxes, we hope to be receiving more refunds going forward, which would provide a positive benefit there. But we just don’t know until it comes, and you could probably handicap it as well as we could, but you just don’t know what these taxing authorities what they’ll do. So I’d say probably with those property tax variances, I’d like to think that there are going to be more positive variances, but I just don’t know.

And most of those other expenses in the operating side, when we were really cutting back expenses last year because of the downturn, as we’ve worked with some of our managers, some of our properties, we were having a challenge with one of our managers on the select-service hotels in order to get their costs in line and it took a while to get them there. Maybe the third quarter or so. And therefore, some of the cuts that were put in place were put in place in the third quarter, in the fourth quarter, and so now we’re still seeing some of the benefits of those cuts. So those will — and again these are generally, but I would hope to still see some of those benefits in the third quarter. But then they should start to cycle out as we anniversary past those initial cuts.

Participant 4:	Okay. In terms of the top line, so appreciate that input on the margin. On the top line if we look at third quarter and fourth quarter, it seems like July has been a fairly strong month with decent RevPAR growth and almost mirroring I think the second quarter. How should we be looking at or what are you seeing from your portfolio in the third quarter so far?

Monty Bennett:	Well we just don’t give guidance, so we’re not going to comment on the results so far in the third quarter. But I think the overall macro view holds true, which is, you can see that we’re over-concentrated in some markets and under-concentrated in other markets, and generally we keep up with our competitive sets in those markets. So a decent proxy is to look at where our properties are located and see how those markets are performing.

Participant 4:	Do you see a similar breakdown in terms of seasonality in 2010 versus 2009?

Monty Bennett:	We’ve got a seasonality table in our release as well and we don’t see any reason why seasonality would be different.

Participant 4:	Okay, great. That’s all for me, thanks.

Monty Bennett:	Great.

Participant 5:	We’re double-teaming you this morning, thank you for that.

Monty Bennett:	I noticed that.

Participant 5:	Yeah, and I really do appreciate your candor on Participant 2’s question. I know it’s a complicated topic. I wanted to go a little deeper on what was asked, about — really just about capital allocation broadly. You’ve got a lot of cash on the balance sheet. You’ve got cash flow coming in. You’ll have some select asset sales that will produce some proceeds. How do you look overall at capital allocation? It sounds like the stock is not necessarily something you’re going to focus on. But as you look at the line balance or other uses of cash flow, how does that enter into the whole thought about the line renewal issues and things like that and just kind of the overall how you look at capital allocation today?

Monty Bennett:	Sure. As far as use of proceeds, I’d say that the biggest items on our list as far as use of proceeds is our line and paying that down, as well as maybe acquisitions under the right circumstances, with probably more emphasis, well, definitely more emphasis on the line pay down as far as use of capital. And then also sprinkle in there we’ve got CapEx, which we skinnied up just a little bit over the past couple of years and would probably want to start loosening the reigns on that. Again, we didn’t get very far behind at all, but we’ve got a little bit of catching up to do on the CapEx side, so probably some use there as well.

Participant 5:	Well it does sound like a little bit of a shift relative to the line, because you drew that all down and have held on to a lot of cash. Are you thinking of using your existing cash to reduce that? Does that enter into the discussions with the existing lenders about renewal or new line?

Monty Bennett:	There is a shift. We’re through a period where we think that the — it seems like at least that we’ve hit the bottom as far as an industry and are starting to come back. So our concerns about the banks being able to provide the cash when we call it, those concerns have abated. And when you’re out there and you don’t know where bottom is, it can be very scary. Well, it seems like the industry has hit bottom and things will be going up from here, so we definitely feel a little bit more relaxed and our attitude toward that has changed.

Participant 5:	Okay. And Doug, just in terms of options for the lines, and I promise this is my last one. As you look at secured versus unsecured, I guess you have unencumbered assets that you really can’t encumber because of the limits on the current line. What’s your thought about secured versus unsecured going forward or is it really just too early for you to be making that call?

Douglas Kessler:	Obviously, we have a very attractive line that has a maturity date in April of 2012. So we have the benefit of extended period before we actually have to address it. But as I mentioned in my comments, we believe, as you’ve seen us to be very proactive in looking at opportunities with our line, the current lending environment is one that is more focused on securitized assets. We have the ability to pledge some of our unencumbered hotels. We have three such hotels.

So I think most lines today that are being extended, encompass some form of a pledge of unencumbered assets, some form potentially of a pay down. So we’re going to evaluate what we think is in the best economic interest for the shareholders, bearing in mind that we have time, but we also want to do something that we think is in the best interest of the banks that we are close to. So it’s a fluid dialogue. We’ve commenced those discussions, as I suggested, and we’ll hopefully have more to say about this perhaps in the coming calls.

Participant 5:	Okay, great. Thank you.